EXHIBIT 1

     [NORTH FORK LETTERHEAD]

                                        December 28, 1995

     Suffolk Bancorp
     6 West Second Street
     Riverhead, New York  11901

     Gentlemen:

          In consideration of the sale to you today of 235,064 shares of the common stock, par value $5.00 per share, of Suffolk
     Bancorp ("Suffolk"), at a price of $37 3/8 per share, we hereby agree as follows:

          North Fork Bancorporation ("North Fork") agrees that, for a period of twenty-four months from the date hereof, it shall not, and shall cause each of its corporate affiliates not to, directly or indirectly, through one or more intermediaries or otherwise,
     (i) acquire, agree to acquire or make any proposal to acquire, the securities of Suffolk or any of its subsidiaries, any warrant or option to acquire any such securities, any security convertible into or exchangeable for any such securities or any other right to acquire any such securities, other than acquisitions by depositary institution subsidiaries in a fiduciary capacity or in consideration of debts previously contracted in the ordinary course of business; (ii) seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets or securities, dissolution, liquidation, restructuring, recapitalization or similar transaction of or involving Suffolk or any of its subsidiaries; (iii) make, or in any way participate in, any "solicitation" of proxies or consents within the meaning of Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to any securities of Suffolk or any of its subsidiaries, or seek to advise or influence any person with respect to the voting of any securities of Suffolk or any of its subsidiaries or demand a copy of the stock ledger, list of stockholders, or any other books and records of Suffolk or any of its subsidiaries; (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange
     Act), with respect to any securities of Suffolk or any of its subsidiaries; (v) otherwise act, alone or in concert with others, to seek control or influence, in any manner, the management, Board of Directors or policies of Suffolk or any of its subsidiaries; (vi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing, or make any other investment in any other person that engages, or offers or proposes to engage, in any of the foregoing, or (vii) make any publicly disclosed proposal regarding any of the foregoing.
     North Fork also agrees during such period not to make any proposal, statement or inquiry, or disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing, or request Suffolk, directly or indirectly, to amend, waive or terminate any provision of this Agreement (including this sentence).

          The parties further agree that funds in the full amount of the purchase price described above shall be wired in immediately available funds on or prior to 12:00 noon on January 2, 1996.

          This Agreement may be executed in several counterparts and by different parties hereto on separate counterparts, and when so executed, each such counterpart shall be deemed to be an original. Such counterparts together shall constitute one and the same instrument.

          If the foregoing correctly states our understanding and agreement, kindly acknowledge and return this Agreement to the attention of the undersigned.

                                        Sincerely,

                                        NORTH FORK BANCORPORATION

                                        By:  /s/ John Adam Kanas
                                             Name:  John Adam Kanas
                                             Title: Chairman, President
                                                    and Chief Executive Officer

                                        ACCEPTED AND AGREED TO:

                                        SUFFOLK BANCORP

                                        By:    /s/  Edward J. Merz
                                             Name:  Edward J. Merz
                                             Title: President